Company Press Release

SOURCE: Isramco, Inc.

Isramco Reports Seismic Mapping of Gas Prospects Offshore Israel;
Recommends Drilling of Well With Option for an Additional Well

HOUSTON, Aug. 26 /PRNewswire/ -- Isramco, Inc. (Nasdaq: ISRL - news), operator of the Med Yavne Marine license, offshore Israel, reported today that the results of seismic survey in which a number of gas prospects were mapped in the southern part of the license were presented to the below referenced license participants at a meeting on August 23, 1999.

As a result of the seismic survey, Isramco recommended that the license participants approve the drilling of a gas well at a point located approximately 35 kms. (approximately 22 miles) northwest of Ashkelon, at a water depth of approximately 700 m. (213 feet) in a structure near the No'ah 1 structure (which has been drilled by other companies in which Isramco is not a participant). The well, known as the Or 1, is planned to be drilled to a depth of approximately 2,000m. (Approximately 6,500 feet) with an overall budget of approximately $8.5 million. Isramco recommended that, in order to drill the Or 1 well, the license participants exercise the option granted to them by the drilling contractor to drill an additional well immediately after completion of the drilling of the Yam West 2 well, presently being drilled.

Isramco requested that the license participants in the Med Yavne license signify their approval of the Or 1 drilling budget by August 29, 1999.

Isramco also notified the license participants that the Yam West 2 well has reached a depth of 2,530 m. (approximately 8,300 feet). Up to that depth no indications of the presence of hydrocarbons have been found. Currently the drilling is continuing and is about to enter the principal target zone.

Isramco further advised that at its request, and subject to the exercise of the option to drill the Or 1 well, the drilling contractor has given the operator an option to drill an additional well on the same conditions as the Yam West 2. The option for the additional well is subject to the requirement that notice to exercise the option concerning the third well be delivered no later than 10 days after spudding the second well.

    Participants:                               Med Yavne         Yam West 2
                                                 License:          Carveout:

    Isramco, Inc.                                    1.0043%         1.0043%
    Isramco Negev 2, Limited Partnership            70.9957%        85.9957%
    Delek Drilling Limited Partnership               8.0000%         8.0000%
    Naphtha Explorations Limited Partnership         5.0000%         5.0000%
    J.O.E.L. -- Jerusalem Oil Exploration Ltd.       6.3100%              --
    Equital Ltd.                                     4.7400%              --
    Naphtha Israel Petroleum Co. Ltd.                3.9500%             ---